                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                  _______________

                                     FORM 8-K/A
                         AMENDMENT NO. 2 TO CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF THE

                          SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   FEBRUARY 9, 1999


                               SOFTNET SYSTEMS, INC.
                 (Exact name of registrant as specified in charter)




          NEW YORK                    1-5270                11-1817252
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)             Identification No.)



   650 TOWNSEND STREET, SUITE 225, SAN FRANCISCO, CA                 94103
          (Address of principal executive offices                (Zip Code)




    Registrant's telephone number, including area code       (415) 365-2500




                                         N/A
           (Former name or former address, if changed since last report.)

                                  AMENDMENT NO. 2


          The undersigned Registrant hereby amends the following items to its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on February 24, 1999, and first amended on February 26, 1999, as set forth below:

Item 7. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. Attached hereto are the following financial statements of Intelligent Communications, Inc.
("Intellicom"):   (i) the reviewed balance sheet as of December 31, 1995 and the related reviewed statement of income and retained earnings and cash flows for
the year ended December 31, 1995 and   (ii) the audited balance sheet as of
September 30, 1998 and the unaudited balance sheet as of December 31, 1998, the related audited statement of operations, shareholders' deficit and cash flow for the nine month period ended September 30, 1998 and the related unaudited statements of operations and cash flows for each of the three months ended December 31, 1998 and 1997.

          (b) PRO FORMA FINANCIAL INFORMATION. Pro forma financial information for SoftNet Systems, Inc. is included at the end of this Report.

          (c) EXHIBITS. The following documents are filed as exhibits to this report:

     1.    Exhibit 23.2 - Consent of Blanding, Boyer & Rockwell LLP.

     2.    Exhibit 23.3 - Consent of Sarah A. Tull, CPA.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SOFTNET SYSTEMS, INC.
                                        ---------------------------
                                        (Registrant)

Date:  March 12, 1999                   By:    /s/ Douglas S. Sinclair
                                           ----------------------------
                                        DOUGLAS S. SINCLAIR
                                        Chief Financial Officer

                               SoftNet Systems, Inc.
                                   Exhibit Index
                                   to Form 8-K/A




 Exhibit No.                  Description
    23.2                      Consent of Blanding, Boyer & Rockwell LLP.

    23.3                      Consent of Sarah A. Tull, CPA.

                           INTELLIGENT COMMUNICATIONS, INC.

                                 FINANCIAL STATEMENTS

                                  DECEMBER 31, 1995













                                  SARAH A. TULL, CPA
                              AN ACCOUNTANCY CORPORATION

                                467 Hamilton Avenue #4
                                 Palo Alto, CA 94301
                       phone (415) 617-0415 fax (415) 617-0429

                                      [LETTERHEAD]


SARAH A. TULL, CPA
-------------------------------------------------------------------------------
an accountancy corporation

To the Stockholders
Intelligent Communications, Inc.
Fremont, CA

We have reviewed the accompanying balance sheet of Intelligent Communications, Inc. (an S corporation) as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Intelligent Communications, Inc.

A review consists principally of inquires of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles. The information included in the accompanying schedule of cost of sales and schedule of general and administrative expenses is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we are not aware of any material modifications that should be made to it.

                                             /s/ Sarah A. Tull, CPA
                                             ---------------------

March 28, 1996

                          INTELLIGENT COMMUNICATIONS, INC.
                                   BALANCE SHEET
                                  December 31,1995

                                        ASSETS


CURRENT ASSETS
  Cash                                                      $     89,737.60
  Trade accounts receivable                                       18,850.00
  Prepaid insurance                                                7,707.00
                                                            ---------------

                                                                 116,294.60

PROPERTY & EQUIPMENT
  Computer & related equipment                                    66,570.03
  Furniture & fixtures                                            17,502.50
  Machinery & equipment                                           21,642.00
  Leasehold improvements                                          46,962.00
  Accumulated depreciation                                       (57,739.00)
                                                            ---------------

                                                                  94,937.53
                                                            ---------------

OTHER ASSETS
  Loans to shareholders                                             1000.00
  Investments                                                     84,536.34
  Deposits                                                          5000.00
  Organization costs, net of accumulated amortization                763.00
                                                            ---------------

                                                                  91,299.14
                                                            ---------------

                                                            $    302,531.47
                                                            ---------------
                                                            ---------------

                         LIABILITIES AND SHAREHOLDERS' EQUITY

  CURRENT LIABILITIES
    Trade accounts payable                                  $    152,219.13
    Accrued payable                                              113,650.00
    Accrued vacation                                              32,466.00
    Due to employees                                               1,636.54
    Loans to shareholders                                         29,870.43
    Customer deposit                                                 700.00
                                                            ---------------
                                                                 330,542.10

  SHAREHOLDERS' EQUITY
    Common stock, $1 par value, 1000 shares
      authorized and issued                                        1,000.00
    Retained earnings                                            (29,010.63)
                                                            ---------------

                                                            $    302,531.47
                                                            ---------------
                                                            ---------------

                    See Accompanying Notes and Accountant's Report

                          INTELLIGENT COMMUNICATIONS, INC.
                     STATEMENT OF INCOME AND RETAINED EARNINGS
                        For the Year Ended December 31, 1995


INCOME

  Service                                                   $  2,686.522.33

COST OF SALES (Schedule #1)                                    1,629,355.82
                                                            ---------------

GROSS PROFIT                                                   1,057,166.51

GENERAL & ADMINISTRATIVE EXPENSES (Schedule #2)                1,039,276.33
                                                            ---------------

INCOME FROM OPERATIONS                                            17,890.18

OTHER INCOME (EXPENSES)
  Interest expense                                                (9,006.04)
  Interest income                                                  1,047.69
  Dividend income                                                     62.10
  Loss on sale of assets                                          (1,160.00)
  Capital gain income                                              9,142.09
  Investment expense                                                  (9.32)
                                                            ---------------

NET INCOME                                                        17,966.70

RETAINED EARNINGS AT BEGINNING OF YEAR                           (46,977.33)
                                                            ---------------

RETAINED EARNINGS AT END OF YEAR                            $    (29,010.63)
                                                            ---------------
                                                            ---------------

                    See Accompanying Notes and Accountant's Report

                          INTELLIGENT COMMUNICATIONS, INC.
                              STATEMENT OF CASH FLOWS
                        For the Year Ended December 31, 1995


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $ 17,966,70
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation                                                  32.465.00
    Amortization                                                     327.00
    Accrued interest expense                                       5,394.30
    Loss (gain) on disposal of property & equipment                1,160.00
    (Increase) decrease in:
      Trade accounts receivable                                  140,486.61
      Prepaid expenses                                               407.00
    Increase (decrease) in:
      Trade accounts payable                                    (137,106.76)
      Accrued payables                                            95,985.60
      Accrued vacation                                            32,466.00
      Customer deposits                                             (914.22)
      Suspense                                                     5,000.00
      Due to employees                                            (1,692.78)
                                                                -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                 191,944.45

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from disposal of property & equipment                   780.00
    Purchase of investments                                     (105,720.88)
      Proceeds from sale of investments                           16,184.54
                                                                -----------

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                 (88,756.34)

CASH FLOWS FROM FINANCIAL ACTIVITIES
  Debt reduction:
    Short-term                                                   (23,620.11)
                                                                -----------

  NET CASH PROVIDED (USED) BY FINANCIAL ACTIVITIES               (23,620.11)
                                                                -----------

NET INCREASE (DECREASE) IN CASH                                   79,568.00

CASH AT BEGINNING OF YEAR                                         10,169.60
                                                                -----------

CASH AT END OF YEAR                                             $ 89,737.60
                                                                -----------
                                                                -----------

                     See Accompanying Notes and Account's Report

                              SUPPLEMENTARY INFORMATION

                           INTELLIGENT COMMUNICATIONS, INC.
                                     SCHEDULE #1
                              SCHEDULE OF COST OF SALES
                         For the Year Ended December 31, 1995

Transpounder fee                                             $   550,000.00
Production supplies                                               56,358.46
Software supplies                                                    974.26
One time installation expense                                        450.00
Dialup expense                                                     4,981.82
Freight                                                           14,580.95
Delivery fees                                                     34,032.84
Equipment lease expense                                           40,315.70
Communication expense                                             15,769.69
Repair and maintenance - service                                  52,099.94
Telephone - production                                           211,079.24
Hardware maintenance                                             159,398.13
Software maintenance                                             320,458.33
Software - non IBM                                                52,764.64
Professional services                                            100,489.70
Other cost of sales                                               15,602.12
                                                             --------------

                                                             $ 1,629,355.82
                                                             --------------
                                                             --------------


                               See Accountant's Report

                           INTELLIGENT COMMUNICATIONS, INC.
                                     SCHEDULE #2
                    SCHEDULE OF GENERAL & ADMINISTRATIVE EXPENSES
                         For the Year Ended December 31, 1995

Salaries                                                     $   454,900.25
Vacation expense                                                  32,466.00
Payroll taxes                                                     34,446.95
Advertising                                                       10,753.35
Public relations                                                   1,020.58
Employee health insurance                                         41,154.66
Marketing material                                                   409.30
Employee life insurance                                            1,192.00
Bank service charges                                                 322.86
Late fees                                                          2,933.88
Payroll service fees                                               1,288.05
Contributions                                                         15.00
Depreciation                                                      32,465.00
Amortization                                                         327.00
Dues and subscriptions                                             2,553.92
Employee benefits                                                    306.32
Freight                                                            1,077.59
Workmans compensation                                              4,128.00
Insurance                                                         17,679.00
Licenses                                                              20.00
Miscellaneous                                                      1,133.38
Incorporation expense                                                (21.00)
Furniture expense                                                    450.00
Office equipment leasing                                           2,353.51
Office expense                                                     4,896.30
Software maintenance                                                 214.50
Computer supplies                                                 39,665.15
Postage                                                            1,057.69
Freight - administration                                             527.90
Professional fees                                                 51,791.75
Legal                                                              6,717.51
Vehicle repairs                                                      979.70
Rent                                                             108,505.00
Common area maintenance                                            2,741.00


                               See Accountant's Report

                           INTELLIGENT COMMUNICATIONS, INC.
                                     SCHEDULE #2
                    SCHEDULE OF GENERAL & ADMINISTRATIVE EXPENSES
                         For the Year Ended December 31, 1995


Continued

Security                                                           1,738.21
Repairs and maintenance                                            4,674.59
Building maintenance                                               5,275.65
Seminar and workshop                                                 475.00
Taxes - property                                                   1,966.69
Telephone                                                         21,072.68
Employee morale                                                    4,834.34
Travel                                                            45,000.54
Meals and entertainment                                           10,165.62
Utilities                                                         82,801.01
State franchise tax                                                  800.00
                                                             --------------

                                                             $ 1,039,276.33
                                                             --------------
                                                             --------------


                               See Accountant's Report

                           INTELLIGENT COMMUNICATIONS, INC.
                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1995


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Company is a provider of satellite-based data communications solutions.
They provide end-to-end data communications connectivity through the use of VSAT technology on its shared hub in Fremont, CA.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation of property and equipment is provided on the MACRS method including Section 179 expense. Although this is a departure from GAAP, any resulting variance is deemed immaterial. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the asset are capitalized. The Company has adopted a policy only capitalizing assets costing more than $500.00.

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income.


NOTE B -- MARKETABLE EQUITY SECURITIES

Cost and fair market value of marketable equity securities at December 31, 1995 are as follows:


                        Gross             Gross
                     Unrealized        Unrealized          Fair
      Cost              Gains             Gains           Value
      ----              -----             -----           -----
  $ 84,536.34        $ 1,291.13        $ 14,850.75     $ 70,976.72


NOTE C -- LEASING ARRANGEMENTS

The Company conducts its operations from facilities that are leased under a five year noncancelable operating lease which expires March 31, 1999. The lease shall terminate without further notice at the expiration of the lease term. The following is a schedule of the future minimum rental payments required under the operating lease as of December 31, 1995:

                           INTELLIGENT COMMUNICATIONS, INC.
                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1995



NOTE C -- LEASING ARRANGEMENTS - Continued

                      Year Ending
                      December 31,             Amount
                      ------------             ------
                         1996                 $ 59,397
                         1997                   56,649
                         1998                   56,100
                         1999                   14,025

The Company also has a three year noncancelable computer equipment lease. The lease, which expires in March 1997, calls for a payment of $3,100 per month. Upon expiration, the Company has the option to purchase the equipment at its fair market value.

The Company also has a three year noncancelable lease for a copy machine. Expiring in June 1997, this lease call for payment of $191.89 per month. Although the lease allows for a 10% buyout at the end of the lease, it is being accounted for as an operating lease instead of a capital lease. Any resulting difference is deemed immaterial.


NOTE D -- RELATED PARTY TRANSACTIONS

Notes receivable and notes payable with related parties as of December 31, 1995 consisted of the following:

     Note receivable from shareholders for purchase of stock   $  1,000

     10% note payable to Bruce Meachim due on demand           $ 29,870


NOTE E -- CASH FLOW INFORMATION

Cash paid for interest in 1995 was $3,611.74.

INTELLIGENT
Communications, Inc.
DBA INTELLICOM, INC.
FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND FOR THE THREE MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

                         REPORT OF INDEPENDENT ACCOUNTANTS


February 9, 1999

To the Board of Directors of
Intelligent Communications, Inc.

In our opinion, the accompanying balance sheet and the related statement of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Intelligent Communications, Inc. at September 30, 1998, and the results of its operations and its cash flows for the period from January 1, 1998 to September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Pricewaterhouse Coopers LLP



San Jose, California

INTELLIGENT COMMUNICATIONS, INC.
DBA INTELLICOM, INC.
Balance Sheet


                                                                                  SEPTEMBER 30,    DECEMBER 31,
                                                                                     1998              1998

                                                                                                   (Unaudited)


Assets
Current Assets:

    Cash and cash equivalents                                                        $ 163,189         $ 133,428
    Accounts receivable, net of allowance for doubtful debts
      of $67,650 at September 30 and December 31, 1998                                 340,162           293,788
    Prepaid and other assets                                                            79,585            93,444
                                                                                ---------------   ---------------
        Total current assets                                                           582,936           520,660

Property and equipment, net                                                            603,043           639,257
Deposits and other assets                                                               86,793           104,203
                                                                                ---------------   ---------------

        Total assets                                                                $1,272,772        $1,264,120
                                                                                ---------------   ---------------

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current Liabilities:

    Lines of credit                                                                  $  26,184         $  25,934
    Bank loan                                                                          637,500           609,375
    Accounts payable                                                                   905,835         1,127,069
    Related party payable                                                                    -           200,000
    Accruals                                                                            64,400            64,400
                                                                                ---------------   ---------------
        Total current liabilities                                                    1,633,919         2,026,778

Customer deposits                                                                       98,192            23,994
                                                                                ---------------   ---------------

        Total liabilities                                                            1,732,111         2,050,772
                                                                                ---------------   ---------------

Commitments (Note 6)

Stockholders' Deficit:

    Common stock: $0.01 par value; 10,000,000 shares authorized at September 30, 1998 and December 31, 1998; 6,101,929 shares and 6,603,929 shares issued and

      outstanding at September 30, 1998 and December 31, 1998                          251,133           365,087
    Accumulated deficit                                                               (710,472)       (1,151,739)
                                                                                ---------------   ---------------
                                                                                ---------------   ---------------
        Total stockholders' deficit                                                   (459,339)         (786,652)
                                                                                ---------------   ---------------

        Total liabilities and stockholders deficit                                  $1,272,772        $1,264,120
                                                                                ---------------   ---------------

      The accompanying notes are an integral part of these financial statements.

INTELLIGENT COMMUNICATIONS, INC.
DBA INTELLICOM, INC.
Statements of Operations



                                                            FOR THE NINE
                                                               MONTHS

                                                               ended                 For the three months
                                                            September 30,             ended December 31,

                                                                1998               1998                1997
                                                                                         (Unaudited)

Net revenues                                                   $ 1,844,294          $  576,765         $  689,172
Cost of revenues                                                 1,123,258             395,479            327,003
                                                          -----------------  ------------------  -----------------

Gross profit                                                       721,036             181,286            362,169

Operating expenses:

    Research and development                                       120,500              27,712             27,532
    Sales and marketing                                            172,341              91,497             84,861
    General and administrative                                   1,192,293             465,946            290,896
                                                          -----------------  ------------------  -----------------
        Total operating expenses                                 1,485,134             585,155            403,289

Loss from operations:                                             (764,098)           (403,869)           (41,120)

Interest expense, net                                              (43,534)            (37,398)            (7,201)
                                                          -----------------  ------------------  -----------------

Net loss                                                        $ (807,632)         $ (441,267)        $  (48,321)
                                                          -----------------  ------------------  -----------------

           The accompanying notes are an integral part of these financial statements.


INTELLIGENT COMMUNICATIONS, INC.
DBA INTELLICOM, INC.
Statement of Stockholders' Equity (Deficit)





                                                                                                           TOTAL
                                                                                          Accumulated     Stockholders'

                                                             Common Stock                  Surplus           Equity

                                                   ----------------------------------
                                                       Shares            Amount           (Deficit)         (Deficit)

                                                   ----------------  ----------------  ----------------  ----------------

Balance at January 1, 1998                                   1,000          $  1,000         $ 297,281         $ 298,281

5000:1 stock split                                       4,999,000                 -                 -                 -

Issuance of common stock for cash
    on May 15, 1998 at 22.7

    cents per share                                      1,101,929           250,133                 -           250,133

Deemed dividend from transferring
    ownership interest with

    related parties (see Note 8)                                 -                 -          (200,121)         (200,121)

Net loss for period                                              -                 -          (807,632)         (807,632)
                                                   ----------------  ----------------  ----------------  ----------------

Balance at September 30, 1998                            6,101,929           251,133          (710,472)         (459,339)

Exercise of employee share

    options at 22.7 cents per share                        502,000           113,954                 -           113,954

Net loss for period                                              -                 -          (441,267)         (441,267)
                                                   ----------------  ----------------  ----------------  ----------------

Balance at December 31, 1998 (unaudited)                 6,603,929         $ 365,087      $ (1,151,739)       $ (786,652)
                                                   ----------------  ----------------  ----------------  ----------------


The accompanying notes are an integral part of these financial statements.

INTELLIGENT COMMUNICATIONS, INC.
DBA INTELLICOM, INC.
Statement of Cash Flows









                                                                       FOR THE NINE
                                                                          MONTHS

                                                                           ENDED              FOR THE THREE MONTHS

                                                                        SEPTEMBER 30,          ENDED DECEMBER 31,
                                                                           1998              1998               1997

                                                                                                   (UNAUDITED)
Cash flows from operating activities:

    Net loss                                                               $ (807,632)       $ (441,267)        $ (48,321)
    Adjustments to reconcile net income (loss) to net cash
      flow from operating activities:

        Depreciation                                                          101,677            49,463            10,292
        Provision for doubtful debts                                           16,150                 -             2,500
        Realized loss on investment                                                 -                 -             9,769
        Cancellation of related party receivables                            (249,144)                -                 -
        Common stock issued for services rendered                              50,000                 -                 -
        Notes cancelled for services rendered                                  10,000                 -                 -
        Change in assets and liabilities:

           Accounts receivable                                               (140,312)           46,374            59,953
           Prepaid expenses                                                   (40,392)          (13,859)          (12,763)
           Deposits and other assets                                           14,910           (91,608)           60,693
           Related party payable                                              216,357                 -                 -
           Accounts payable                                                   638,962           221,234            98,298
           Accrued liabilities                                                 68,697                 -                 -
                                                                      ----------------  ----------------   ---------------
             Net cash provided by (used in) operating activities             (120,727)         (229,663)          180,421
                                                                      ----------------  ----------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Acquisition of property and equipment                                    (328,754)          (85,677)         (131,998)
                                                                      ----------------  ----------------   ---------------
                                                                      ----------------  ----------------   ---------------
             Net cash used in investing activities                           (328,754)          (85,677)         (131,998)
                                                                      ----------------  ----------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from loan                                                        525,000                 -                 -
    Repayment of loan                                                        (168,750)          (28,375)          (26,258)
    Proceeds (repayment) from/of payable to related party                           -           200,000            (5,413)
    Proceeds from issuance of common stock                                    200,133           113,954                 -
                                                                      ----------------  ----------------   ---------------
             Net cash provided by (used in) financing activities              556,383           285,579           (31,671)
                                                                      ----------------  ----------------   ---------------

Net increase (decrease) in cash and cash equivalents                          106,902           (29,761)           16,752
Cash and cash equivalents at beginning of period                               56,287           163,189            74,219
                                                                      ----------------  ----------------   ---------------

Cash and cash equivalents at end of period                                  $ 163,189         $ 133,428         $  90,971
                                                                      ----------------  ----------------   ---------------

The accompanying notes are an integral part of these financial statements.

INTELLIGENT COMMUNICATIONS, INC.
DBA INTELLICOM, INC.
NOTES TO FINANCIAL STATEMENTS


1.   FORMATION AND BUSINESS OF THE COMPANY

     Intelligent Communications, Inc. is doing business as Intellicom, Inc. The Company was incorporated in Delaware in late 1992 and commenced operations during March 1993. Company headquarters are in Fremont, California, and a customer service and software development center is in Chippewa Falls, Wisconsin.

     Intellicom provides VSAT satellite equipment, Internet access options, applications and consulting services to businesses, professionals, educational institutions and on-line service providers. The Company primarily markets to Internet service providers, educational institutions and select corporate industries throughout the United States and Mexico. These customers are primarily utilizing Intellicom as their gateway network connectivity to the Internet.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES
     Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CERTAIN RISKS AND UNCERTAINTIES
     The Company's products and services are concentrated in a satellite-based Internet access industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

     CONCENTRATION OF CREDIT RISK
     The Company's cash and cash equivalents as of September 30, 1998 are deposited with two U.S. financial institutions and exceed federal insured amounts. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

     During the nine months ended September 30, 1998, one customer represented 25% of total revenues.

     CASH AND CASH EQUIVALENTS
     The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

INTELLIGENT COMMUNICATIONS, INC.
DBA INTELLICOM, INC.
Notes to Financial Statements (continued)



     PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful life of the related assets, generally three to seven years, or the lease term of respective assets. Gains and losses upon asset disposal are taken into income in the year of disposition.

     REVENUE RECOGNITION
     Revenues consist primarily of monthly service fees, equipment sales and installation charges. Service fees consist of fixed monthly amounts and/or hourly amounts based on usage. Service fees are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

     ADVERTISING
     Advertising expenditures are charged to operations as incurred. Advertising costs for the nine months ended September 30, 1998 were $35,289.

3.   PROPERTY AND EQUIPMENT, NET:

     Property and equipment consist of the following:


                                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                                    1998              1998

                                                                                                   (UNAUDITED)
     Office furniture and equipment                                                  $  69,865         $  69,865

     Computer equipment                                                                126,872           137,621

     Network equipment                                                                 492,811           567,739

     Leasehold improvements                                                            121,517           121,517
                                                                               ----------------  ----------------
                                                                                       811,065           896,742

     Less accumulated depreciation                                                    (208,022)         (257,485)
                                                                               ----------------  ----------------

                                                                                     $ 603,043         $ 639,257
                                                                               ----------------  ----------------


4.   INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     At September 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $739,157 and $369,579, respectively, available to offset future regular and alternative minimum taxable income. The operating loss carryforwards expire in 2018 if not utilized.

     For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on utilization in case of a change in ownership, as defined by federal and state tax law.

     The Company was taxed as an S Corporation through December 31, 1997, after which the Company converted to a C Corporation. As an S Corporation, the Company did not disclose federal income taxes as it was the responsibility of the corporate shareholders. Further, the Company did not disclose deferred state income taxed due to such reporting being immaterial to the accompanying financial statements. The components of the provision for income taxes for the period ending September 30, 1998 is as follows:



     Current:

         Federal                                                                                         $     -

         State                                                                                               800

     Deferred

         Federal                                                                                               -

         State                                                                                                 -
                                                                                                 ----------------

                                                                                                         $   800
                                                                                                 ----------------



     Temporary differences which give rise to significant portions of deferred tax assets and liabilities at September 30, 1998 are as follows:


     Net operating loss carryforward                                                                   $ 274,314

     Inventory reserves                                                                                   25,552
                                                                                                 ----------------

     Net deferred tax asset                                                                              299,866

     Valuation allowance                                                                                (299,866)
                                                                                                 ----------------
                                                                                                         $     -
                                                                                                 ----------------



     The Company has established a 100% valuation allowance because at this time it appears more likely than not that no benefit will be realized from its deferred tax assets.

5.   LONG-TERM DEBT

     In August 1998, the Company entered into a loan agreement with a financial institution to borrow $525,000 at 2.75% above the bank's prime rate. The loan is due for repayment by monthly installment over the seven year term of the loan, ending September 2005. Net borrowings under this agreement are collaterized by all of the Company's assets. The inception of this facility superceded all previous loan agreements with the same financial institution.

     In addition, this loan agreement contains specific financial, as well as reporting, covenants noted below.

     DEBT COVENANTS
     The loan agreement signed in August 1998, and noted above, contains financial and reporting covenants. Of the financial covenants, the Company must show a minimum tangible net asset value of $500,000 as of December 31, 1998.

     As at September 30, 1998, the Company is in breach of several financial covenants, which the bank has not waived. As a result, the debt has been classified as current.

6.   COMMITMENTS

     Operating leases
     The Company leases various facilities under noncancelable operating lease agreements expiring through January 30, 2002. Future minimum lease payments under the non-cancelable operating leases as of September 30, 1998 are as follows:


         1999                                                                                         $1,401,625

         2000                                                                                            854,785

         2001                                                                                            612,130

         2002 and thereafter                                                                              12,476
                                                                                                 ----------------

                                                                                                      $2,881,016
                                                                                                 ----------------


     Rent expense was $86,760 for the nine months from January 1, 1998 to September 30, 1998.

7.   COMMON STOCK

     As of December 31, 1997, the Company had 1,200 authorized shares of common stock with 1,000 outstanding and issued. In March 1998, the Company filed an amended Articles of Incorporation that increased the number of authorized shares to 10 million common shares and 10 million preferred shares. The Company then completed a stock split with a 5000:1 ratio.

     During this period, the Company also passed a resolution to offer for sale, through private placement, 1.1 million shares of the Company's common stock at 22.7 cents per share. The offering raised $250,133.

8.   RELATED PARTY TRANSACTIONS

     In September 1998, the Company acquired all of the assets, contracts and subscribers in five Internet Service Provider Point of Presence locations in the state of Wisconsin. These assets were purchased from Bruce Meachin and Christine Raines, a California Partnership, through Intellicom ISP, Inc., a wholly-owned subsidiary of Intelligent Communications, Inc. Bruce Meachin and Christine Raines are the founding members of Intelligent Communications, Inc. and the Chief Executive Officer and President, respectively.

     The purchase consideration for these assets was $249,145 and was satisfied through the cancellation of notes receivable and accrued interest accounts due from the founding members. As this transaction was with an entity under common control, the excess of the consideration over the net book value of assets transferred has been recognized as a deemed dividend and reflected in the accumulated deficit of the Company as at September 30, 1998.

9.   SUBSEQUENT EVENTS

     On August 31, 1998, the Company executed a Definitive Agreement to acquire all of the outstanding and issued stock of Web Presence Providers, Inc. in an all-stock transaction valued at $300,000. Intelligent Communications, Inc. issued 374,995 common shares to the shareholders of Web Presence Providers, Inc. in exchange for 100% of their outstanding and issued common stock. The share consideration was valued at $250,000 or 66.7 cents per share.

     Although the Definitive Agreement was executed prior to the period end, and management and operational control was transferred in September 1998, the agreement was not closed and finalized until January 1999, and accordingly the acquisition has not been recorded in the financial statements as at September 30, 1998.

     In addition, the Company agreed to pay to the President of Web Presence Providers, Inc., to transition and consult with Intelligent Communications, Inc., in the development of the web-hosting business. Such payment was satisfied by the issuance of the Company's common shares through the private placement. As such, the payment has been fully expensed in the financial statements to September 30, 1998.

     On November 22, 1998, the Company entered into a Definitive Agreement to sell all of the outstanding capital stock of the Company to Softnet Systems Inc. ("Softnet"). The agreement was completed on February 9, 1999. The agreed purchase price comprises of (i) a cash component of $500,000 payable at closing, (ii) a promissory note in the amount of $1 million due one year after closing (and payable in cash or in Softnet common stock at the option of the Company), (iii) a promissory note in the amount of $2 million due two years after closing (and payable in cash or in Softnet's common stock at the option of Softnet), (iv) the issuance of 500,000 shares of Softnet's common stock (adjustable upwards after one year in certain circumstances),
     (v) a demonstration bonus of $1 million payable on the first anniversary of the closing, if certain milestones are met, in cash or shares of Softnet's common stock at the option of Softnet, and (vi) additional shares of Softnet's common stock issuable upon the first, second and third anniversary dates of the closing for a total value of $3.5 million.

                                 5.

          UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


        The following unaudited pro forma consolidated condensed financial statements have been prepared by the management of SoftNet Systems, Inc. (the "Company") from its historical financial statements included in Form 10-K/A for the fiscal year ended September 30, 1998 as filed with the Securities and Exchange Commission ("SEC") on February 3, 1999 and in Form 10-Q for the quarterly period ended December 31, 1998 as filed with the SEC on February 16, 1999 and from the historical financial statements of Intelligent Communications, Inc. ("Intellicom") included in this report on Form 8-K/A. The unaudited pro forma consolidated condensed statements of operations for the year ended September 30, 1998 and the three months ended December 31, 1998 reflect adjustments as if the Company had acquired Intellicom (the "Intellicom Acquisition"), as described in the accompanying notes, as of October 1, 1997. The unaudited pro forma consolidated condensed balance sheet as of December 31, 1998 reflect adjustments as if the Intellicom Acquisition, as described in the accompanying notes, had occurred as of December 31, 1998.

        The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes included herewith, the Company's audited consolidated financial statements and notes thereto as of September 30, 1998 and 1997 and for the three years ended September 30, 1998, the Company's unaudited consolidated condensed financial statements as of, and for the three months ended, December 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recent Form 10-K/A and 10-Q filings.

        The unaudited pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations or financial position would have been had the Intellicom Acquisition occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. Actual amounts could differ from those set forth below.
                                           1.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                             CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                AS OF DECEMBER 31, 1998

                                                                ---------------------------------------------------------
                                                                                    ACQUISITION

                                                                 HISTORICAL       ADJUSTMENTS (1)            PRO FORMA

                                                                -------------    -------------------        -------------
ASSETS

Current assets:

     Cash                                                            $ 4,329                   $134   (a)         $3,963
                                                                                              (500)   (b)
     Accounts receivable, net..............................            3,819                    294   (a)          4,113
     Current portion of gross investment in leases.........            1,239                                       1,239
     Inventories...........................................            1,195                                       1,195
     Other current assets..................................            1,146                     93   (a)          1,239
                                                                -------------    -------------------        -------------
           Total current assets............................           11,728                     21               11,749
Restricted cash............................................              800                                         800
Property and equipment, net................................            9,880                    639   (a)         10,519
Gross investment in leases, net of current portion.........            1,717                                       1,717
Acquired technology and other intangibles, net.............              683                 15,056   (c)         15,739
Other assets...............................................            1,089                    104   (a)          1,193
Net assets associated with discontinued operations.........            3,813                                       3,813
                                                                                 -------------------        -------------
                                                                =============
     Total assets..........................................          $29,710                $15,820             $ 45,530
                                                                =============    ===================        =============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
SHAREHOLDERS' DEFICIT

Current liabilities:

     Accounts payable and accrued expenses.................         $ 10,862                $ 1,218   (a)       $ 12,080
     Short-term debt.......................................               --                  1,000   (b)          1,000
     Current portion of long-term debt.....................            1,855                    609   (a)          2,464
     Other current liabilities.............................            1,086                                       1,086
                                                                -------------    -------------------        -------------
           Total current liabilities.......................           13,803                  2,827               16,630
Long-term debt, net of current portion.....................            9,430                  2,000   (b)         11,430
Other long-term liabilities................................              518                     24   (a)            542

Redeemable convertible preferred stock.....................           15,754                                      15,754

Shareholders' deficit:

Common stock and capital in excess of par value............           46,739                 10,969   (b)         57,708
Deferred stock compensation................................            (303)                                       (303)
Accumulated deficit........................................         (56,231)                                    (56,231)
                                                                -------------    -------------------        -------------
     Total shareholders' deficit...........................          (9,795)                 10,969                1,174
                                                                                 -------------------        -------------
                                                                =============
     Total liabilities, redeemable convertible preferred

           stock and shareholders' deficit.................         $ 29,710                $15,820             $ 45,530
                                                                =============    ===================        =============
---------------------------

(1) References in parenthetical are to Note 2 to the unaudited pro forma consolidated condensed financial statements.

      See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                       CONDENSED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FOR THE YEAR ENDED                           FOR THE THREE MONTHS ENDED
                                                    SEPTEMBER 30, 1998 (1)                           DECEMBER 31, 1998 (1)

                                    --------------------------------------------    ----------------------------------------------
                                                   ACQUISITION                                       ACQUISITION
                                    HISTORICAL     ADJUSTMENTS        PRO FORMA      HISTORICAL      ADJUSTMENTS        PRO FORMA
                                    -----------   -------------      -----------    ------------    -------------      -----------

Net sales............................  $ 14,060          $2,533 (d)      $16,593          $4,296             $577 (d)      $ 4,873
Cost of sales........................    10,628           1,450 (d)       12,078           2,967              396 (d)        3,363
                                     -----------   -------------      -----------    ------------    -------------      -----------
     Gross profit....................     3,432           1,083            4,515           1,329              181            1,510

Operating expenses...................    19,265           1,888 (d)       23,304           7,339              585 (d)        8,462
                                                          2,151 (f)                                           538 (f)
                                     -----------   -------------      -----------    ------------    -------------      -----------

Loss from continuing operations......   (15,833)         (2,956)         (18,789)         (6,010)            (942)          (6,952)

Other income (expense):

    Interest expense.................    (1,416)            (53) (d)      (1,714)           (569)             (37) (d)       (649)
                                                           (245) (e)                                          (43) (e)
    Other income.....................       320               2 (d)          322             217                               217
                                      -----------   -------------      -----------    ------------    -------------      ---------

Loss  from continuing operations

    before discontinued operations...   (16,929)         (3,252)         (20,181)         (6,362)          (1,022)          (7,384)

Income (loss) from discontinued

    operations.......................       (73)                             (73)             139                               139
                                       -----------   -------------      -----------    ------------    -------------      ---------

Net loss.............................    (17,002)         (3,252)         (20,254)         (6,223)          (1,022)         (7,245)

Preferred dividends..................       (343)                            (343)           (243)                            (243)
                                       -----------   -------------      -----------    ------------    -------------      -------

Net loss applicable to common shares.  $ (17,345)        $(3,252)        $(20,597)       $ (6,466)         $(1,022)       $ (7,488)
                                       ===========   =============      ===========    ============    =============      =========

Basic and diluted earnings (loss) per share:

    Continuing operations............        $(2.29)                         $ (2.56)        $ (0.76)                       $(0.82)
    Discontinued operations..........         (0.01)                           (0.01)            0.02                         0.02
    Preferred dividends..............         (0.05)                           (0.04)          (0.03)                        (0.03)
                                                                          -----------    ------------                   -----------
                                         ===========
       Net loss applicable to common

            shares...................       $(2.35)                         $ (2.61)        $ (0.77)                        $(0.83)
                                         ===========                      ===========    ============                   ===========


Shares used to compute basic and

    diluted earnings (loss) per share        7,391             500 (g)        7,891           8,374              600 (g)     8,974
                                        ===========   =============      ===========    ============    =============   ===========

---------------------------

(1) References in parenthetical are to Note 2 to the unaudited pro forma consolidated condensed financial statements.

      See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                       SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


(1)  THE INTELLICOM ACQUISITION

     The unaudited pro forma consolidated condensed financial statements reflect adjustments for the Intellicom Acquisition, in which Intellicom became a wholly-owned subsidiary of the Company for Total Consideration (as defined below) of $15,469,000, consisting of:


     -    Cash paid at closing of $500,000 (the "Cash Consideration");

     - Issuance of 500,000 shares of the Company's common stock at closing (the "Closing Shares"), at which time the Company's common stock was trading at $14.938 per share, for a total value of $7,469,000;

     - A second tranche of Closing Shares of up to 150,000 shares issuable upon the first anniversary date of the closing if the total amount of shares issued to date does not exceed a total value of $5,000,000 as of the first anniversary date. For purposes of the pro forma financial information presented herein, the second tranche of Closing Shares has not been factored in as the market value of the Closing Shares currently exceeds $5,000,000;

     - Additional shares of the Company's common stock issuable upon the first, second and third anniversaries of the closing, valued at a total of $3,500,000 (together with the Closing Shares, the "Equity Consideration"), of which $1,500,000 is allotted for the first and second anniversaries and $500,000 for the third;

     - Issuance of a $1,000,000 secured promissory note payable upon the first anniversary date of the closing, which bears interest at 7.5% per annum (the "First Promissory Note");

     - Issuance of a $2,000,000 secured promissory note payable upon the second anniversary date of the closing, which bears interest at 8.5% per annum (the "Second Promissory Note", together with the First Promissory Note, the "Debt Consideration"); and

     - A demonstration bonus of $1,000,000 payable to all Intellicom shareholders upon the first anniversary date of the closing upon successful demonstration of certain cable technology (the "Bonus Consideration", together with the Cash Consideration, the Equity Consideration and the Debt Consideration, the "Total Consideration").


     The Company is in the process of evaluating and finalizing the effects of the Intellicom Acquisition on its business and financial statements on a
     going-forward basis.   As the outcome of such analysis is unknown at this
     time, certain assumptions and conclusions made for purposes of the pro forma financial information provided herein are considered preliminary and subject to change at the discretion of the Company's management. However, the Company believes and represents that any possible variations from the assumptions applied should not have a material effect on the pro forma financial statements.


(2)  PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated condensed balance sheet gives effect to the following acquisition adjustments:


     Represents the addition of the tangible net assets of Intellicom derived from financial statements of Intellicom as if the acquisition had occurred as of December 31, 1998 consisting of the following (in thousands):

 Cash                                            $       134

 Accounts receivable, net                                294

 Prepaid expenses                                         93

 Property and equipment, net                             639

 Other assets                                            104

 Accounts payable and accrued expenses               (1,218)

 Short-term debt                                       (609)

 Other long-term liabilities                            (24)



(b) Represents the Total Consideration paid by the Company, less the Bonus Consideration (see below), for the Intellicom Acquisition consisting of a reduction of cash of $500,000 for the Cash Consideration; an increase in common stock and capital in excess of par value of $10,969,000 for the Equity Consideration and an increase in short-term debt and long-term debt of $1,000,000 and $2,000,000, respectively, for the Debt Consideration. Since the Bonus Consideration is contingent upon successful demonstration of certain performance criteria (as defined) being met, the Company has not accrued for such contingent Bonus Consideration as there is significant uncertainty as to whether or not such performance criteria will be met.

(c) Represents the intangible asset recorded by the Company for the acquisition as the Total Consideration paid by the Company, less the Bonus Consideration (refer to pro forma adjustment 2(b) above), exceeded the negative tangible book value of Intellicom as of December 31, 1998 by $15,056,000. The nature of the developed technology acquired provides the Company with a proprietary satellite system, involving both hardware and software, which provides a high-performance, two-way satellite-based Internet access service. The nature of the acquired technology will, among other things, allow the Company to lower the costs of bringing the Internet to small- and medium-sized independent cable operators. The technology acquired has already been tested and proven to be a viable business. Therefore, the Company believes that the underlying technology acquired in the Intellicom Acquisition is not subject to rapid change, and the Company feels such acquired technology will support the Company's business plan over the typical length of its contracts without having to significantly change or enhance the acquired technology. The Company's contracts with its cable affiliates typically run from five to seven years. In determining how much of the purchase price in excess of the tangible book value of Intellicom to allocate to acquired technology, the Company considered that there was little value ascribable to other intangible assets, such as customer lists or workforce. Rather, the Company, after careful consideration, determined that the fair market value of the acquired technology is equivalent to the intangible assets acquired in this acquisition. The Company, therefore, will be amortizing this amount by the straightline method over a period of seven years (a typical contract's duration), the anticipated useful life of this acquired technology.


     The unaudited pro forma consolidated condensed statements of operations give effect to the following acquisition adjustments:


     (d) Represents the results of operations of Intellicom derived from financial statements of Intellicom for the following periods (in thousands):

                                                              For the three
                                          For the              months ended
                                         year ended
                                        September 30,            December 31,

                                          1998 (1)                   1998


 Net Sales                                     $  2,533                 $   577

 Cost of sales                                  (1,450)                   (396)

 Operating expenses                             (1,888)                   (585)

 Interest expense                                  (53)                    (37)

 Other income                                         2
                                         -------------          ---------------
 Net loss                               $         (856)         $         (441)
                                         -------------          ---------------
                                         -------------          ---------------

     ___________________

        (1) Includes the results of operations for the period from October 1, 1997 through December 31, 1997, which have been derived from unaudited management accounts of Intellicom.


   (e) Represents the additional interest expense due to the Debt Consideration of $245,000 and $43,000 for the year ended September 30, 1998 and the three months ended December 31, 1998, respectively. For purposes of the pro forma financial information presented herein, the First Promissory Note is assumed to be repaid in full as of October 1, 1998.

  (f) Represents the amortization of the intangible asset acquired in the Intellicom Acquisition, which is recorded as acquired technology, of $2,151,000 and $538,000 for the year ended September 30, 1998 and the
          three months ended December 31, 1998, respectively.   This acquired
          technology is being amortized on a straightline basis over seven years, the anticipated useful life of the acquired technology for purposes of the pro forma financial information provided herein.

  (g) Represents the addition to shares used in computing basic and diluted loss per share of 500,000 and 600,000 for the year ended September 30, 1998 and the three months ended December 31, 1998, respectively. For purposes of the pro forma financial information presented herein, the shares issuable upon the first anniversary date, valued at $1,500,000, are based on the same value per share as the Closing Shares, that is, $14.938 per share, which results in an additional 100,000 shares of common stock issued upon the first anniversary date of the closing, which, for purposes of the pro forma financial information presented herein, is deemed to be October 1, 1998. The Company has excluded the effect of any of the other authorized but unissued shares related to the Equity Consideration, as the effect would be anti-dilutive.

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